Exhibit 99.1

Odyssey Group International Completes IND-enabling Studies, Submits Investigator’s Brochure for Phase 1 Clinical Trial

Odyssey Group International, Inc. (OTC:ODYY) (the "Company" or "Odyssey"), a technology and asset acquisition company focused on developing unique, life-saving medical products, today announced the successful completion of their Investigational New Drug (“IND”) enabling studies and submission of their Investigator’s Brochure (“IB”) for Ethics Committee review to begin Phase 1 clinical trials for the first in-human treatment of concussion.

“Having successfully completed our IND-enabling studies and Investigator’s Brochure we have taken a large step closer to launching human clinical trials for a potential treatment for this unmet medical need,” commented Jacob VanLandingham, Executive VP of Drug Development of Odyssey Group International.

The IB includes the pre-clinical safety and efficacy data, the design for Phase 1 clinical trials and the informed consent to enroll subjects in the trial. Furthermore, the IB requires that IND-enabling studies be successfully completed and reported. These study areas include the following: Safety Pharmacology, Toxicology, CMC (Chemistry Manufacturing and Control) activities, ADME (Absorption, Distribution, Metabolism and Excretion) and Genotoxicity. The Ethics Committee is expected to complete their review this month.

“PRV-002 continues to pass all the required steps to enter human trials. Successful completion of these IND-enabling studies provides confidence that our drug is safe, active and stable.” said Michael Redmond, CEO of Odyssey Group International

About Odyssey Group International, Inc.

Odyssey Group International, Inc. (OTC:ODYY) is a technology and asset acquisition company with a focus in the area of life saving medical solutions. Odyssey's corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that provide meaningful medical solutions. The Company is focused on building and acquiring assets in areas that have an identified technological advantage, provide superior clinical utility, have a substantial market opportunity and provide solid returns to its valued shareholders and partners.

We encourage our shareholders to visit: http://www.odysseygi.com or  Twitter: @OdysseyGroupIn1.

About PRV-002

PRV-002 is a fully synthetic non-naturally occurring neurosteroid being developed for the treatment of mTBI (concussion). In preclinical studies, PRV-002 has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that PRV-002 reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety, and motor/sensory performance. Additionally, PRV-002 is lipophilic and can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds, successfully complete the ethics committee review process, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.